March 16, 2013

Re:	Consulting Agreement Between Stakool Inc. and/or assigns.

Mr. Canouse:

Peter Hellwig , (“Hellwig”), submits this letter of engagement (the “Agreement”) setting forth the terms and conditions whereby HELLWIG will act as consultant for Stakool, Inc. and/or assigns (together with any affiliates, the “Company”) in advising the Company to explore, among other things, various options relating to (a) equity financing, (b) potential asset acquisitions, (c) corporate recapitalization, (d) SEC filing requirements and (e) growth management strategies (collectively, such consulting services shall be referred to as the “Services”).

I. Services

HELLWIG will endeavor to provide the Company with the following Services:

A. Assist the Company in identifying structural equity capitalization.

B. Assist the Company in exploring and identifying corporate acquisitions, divestitures and other strategies design to accelerate growth;

C. Advise the Company to help structure the balance sheet.

D. Assist the Company in making them timely with all filings that are required by the Security and Exchange Commission and to have them relisted on the Over the Counter Bulletin Board

E. Advise the Company in identifying investor relations and public relations firms able to assist the Company in the capital markets; and

F. Provide services as may be deemed appropriate, including identifying service professionals to assist the Company with all aspects of its business and related needs.

1111 Alderman Dr., Suite 210 Alpharetta, GA 30005

 Ph. 770 521 1330 Fax. 770 521 0259

II. Terms and Conditions

A. Authority. The Company represents and warrants that it is in all respects qualified and authorized to undertake all actions contemplated herein.

B. Performance of Services. The Parties agree and understand that the Services are fully performed irrespective of ultimate outcome of any potential undertaking borne of the Services contemplated herein. The Company acknowledges that HELLWIG does not guarantee that its Services will have the intended impact upon the Company’s business or that subsequent financial improvement or advantage will result from the Services. Company understands and acknowledges that the success or failure of HELLWIG’s efforts will be predicated on Company’s operating results. HELLWIG shall devote such of its time and efforts as it may determine is necessary for the performance of its Services hereunder. HELLWIG will perform the Services hereunder in the highest professional manner and will provide such of its staff and personnel as it may deem necessary for the performance of the Services hereunder.

C. Company Information. The Company acknowledges and agrees that, in rendering its services hereunder, HELLWIG will be using and relying on information available from public or other sources, without independent verification, and that HELLWIG will not assume responsibility for the accuracy or completeness of such information (included in the Documents or otherwise).

D. Termination. Termination of this Agreement may be effected by either party with thirty (30) day prior written notice to the other party (the “Termination Date”). Termination of this Agreement by the Company shall obligate the Company to pay the monthly retainer (outlined in Section III below) through the Termination Date.

E. Indemnification. Neither HELLWIG nor its affiliates or employees shall be liable to the Company for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) unless due to willful misconduct or gross negligence on the part of HELLWIG or its affiliates or employees. The Company agrees to indemnify and hold harmless HELLWIG and its affiliates and employees from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) (“Loss”) in any way arising out of or relating to this Agreement, unless such Loss, as determined by arbitration, is due to willful misconduct or gross negligence on the part of the HELLWIG or its affiliates or employees. Indemnification shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort(including without limitation, negligence), or otherwise, and shall survive the completion or termination of this Agreement. The Company further agrees to reimburse HELLWIG any reasonable legal or other professional services costs incurred on behalf of HELLWIG as a result of any claims for Loss made against HELLWIG or its affiliates or employees relating to the Services provided under this Agreement.

1111 Alderman Dr., Suite 210 Alpharetta, GA 30005

 Ph. 770 521 1330 Fax. 770 521 0259

F. Independent Contractor Relationship. HELLWIG shall at all times remain an independent contractor, and nothing herein shall be construed to create an employer / employee relationship between the parties hereto.

G. Confidential Information and Other Restrictions. HELLWIG agrees not to communicate, disclose, or use for its own benefit or the benefit of any other entity or person, any plans, designs, programs, customer information or other information pertaining to the business or affairs of the Company or of any of its affiliates not existing in the public domain. Upon termination of this Agreement HELLWIG agrees to surrender to the Company all original documents, software, or computer systems programs, and copies any other documents and material obtained by HELLWIG pursuant to this Agreement. HELLWIG shall not retain or deliver to any other entity or person any of the foregoing or a summary or memorandum thereof.

III. Compensation/Payment for Services

HELLWIG shall be compensated for the Services as follows:

(i)	upon execution of this Agreement, the Company shall pay $10,000 in cash;
(ii)	beginning 30 days after the Effective Date, the Company shall also pay HELLWIG $10,000 per month in cash and stock; provided, however, that (a) each such monthly payment shall be comprised of not less than $6,000 in cash and (b) all stock, if any, issued in satisfaction of such portion of monthly payments shall be registered under a Form S-8 (“S-8 Shares”); and
(iii)	in the event that HELLWIG sells S-8 Shares within 45 days of the issuance of such shares to him and the proceeds of such sale fall below the portion of the monthly payment for which such S-8 Shares were issued, the Company shall issue to HELLWIG that number of additional shares registered under a Form S-8 that shall be required to satisfy the amount of such shortfall as of the date of such sale.

Any sums not paid when due shall be memorialized in a note convertible at a thirty-three percent (33%) discount to the three day previous bid. All compensation hereunder shall be due and payable in accordance with the terms hereof.

IV. Miscellaneous

A. Term. This Agreement will become effective on the date of its acceptance by the Company (the “Effective Date”) and will continue thereafter for a period of six (6) months. It is expressly agreed that the provisions of paragraphs II-E, II-F, II-G, IV-B, IV-C, and IV-D of this Agreement shall survive any expiration or termination of this Agreement.

1111 Alderman Dr., Suite 210 Alpharetta, GA 30005

Ph. 770 521 1330 Fax. 770 521 0259

B. Nature of Engagement. HELLWIG is being retained to serve as a consultant solely to the Company, and the engagement of HELLWIG shall not be deemed to be on behalf of and is not intended to confer rights or benefits on any shareholder or creditor of the Company or its subsidiaries or on any other person. Unless expressly agreed to in writing by HELLWIG, no one other than the Company is authorized to rely on this engagement of HELLWIG or any statements, conduct or advice of HELLWIG. No advice rendered by HELLWIG shall be used for any other purpose or reproduced, disseminated, quoted, or referred to at any time, in any manner or for any purpose, nor shall any public or other references to HELLWIG (or to such opinions or advice) be made without the express prior written consent of HELLWIG, which consent shall not be unreasonably withheld.

C. Modifications and Amendments. The Agreement represents the entire understanding between the Company and HELLWIG with respect to the Services, and all prior discussions are merged herein. It is understood that HELLWIG Capital’s obligations under this Agreement are to use its commercially reasonable efforts throughout the term of the Agreement. HELLWIG’s engagement is not intended to provide the Company or any other person or entity with any assurances that any transaction will be consummated. This Agreement may not be amended or modified except pursuant to a writing signed by all parties and shall be governed by and construed in accordance with the laws of the State of Florida.

D. Arbitration. Any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby shall be settled by arbitration in the State of Florida, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators. Any award entered by the arbitrators shall be final, binding, and non appealable, and judgment maybe entered thereon by any party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The fees of the American Arbitration Association and the arbitrators and any expenses’ relating to the conduct of the arbitration shall be borne equally by both parties.

1111 Alderman Dr., Suite 210 Alpharetta, GA 30005

 Ph. 770 521 1330 Fax. 770 521 0259

If the foregoing correctly sets forth the entire understanding and agreement between HELLWIG and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement between us as of the date first above written.

/s/ Peter HellWig
PETER HELLWIG, Consultant

STAKOOL, INC.

By:	/s/ Joseph C. Canouse
Joseph C. Canouse
Chief Executive Office

1111 Alderman Dr., Suite 210 Alpharetta, GA 30005

 Ph. 770 521 1330 Fax. 770 521 0259